Registration No. 333-_________


               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
                    _________________________
                            FORM S-3
               AND POST-EFFECTIVE AMENDMENT NO. 1
                     REGISTRATION STATEMENT
                              Under
                   THE SECURITIES ACT OF 1933
                    _________________________


                       Entergy Corporation
     (Exact name of registrant as specified in its charter)
                    _________________________

        State of Delaware                     13-5550175
   (State or other jurisdiction            (I.R.S. Employer
of incorporation or organization)        Identification No.)

                        639 Loyola Avenue
                  New Orleans, Louisiana  70113
                         (504) 529-5262
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                    _________________________

         EDWIN LUPBERGER                WILLIAM J. REGAN, JR.
 Chairman of the Board, President    Vice President and Treasurer
   and Chief Executive Officer           Entergy Corporation
       Entergy Corporation                639 Loyola Avenue
        639 Loyola Avenue           New Orleans, Louisiana  70113
  New Orleans, Louisiana  70113             (504) 576-4308
          (504) 576-4301

                    LAURENCE M. HAMRIC, Esq.
                        ANN G. ROY, Esq.
                     Entergy Services, Inc.
                        639 Loyola Avenue
                  New Orleans, Louisiana  70113
                         (504) 576-2095

 (Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
                    _________________________

     Approximate date of commencement of proposed sale(s) to the public:  From time to time after the effective date of this
registration statement.
                    _________________________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[  ]

     If delivery of the prospectus is expected to be made
pursuant to Rule 434, check the following box. [  ]
                    _________________________

                 CALCULATION OF REGISTRATION FEE

                                            Proposed Maximum  Proposed Maximum
  Title of Each Class of       Amount to     offering price      Aggregate         Amount of
Securities to be Registered  be Registered     Per Unit*      Offering Price*   Registration Fee
Common Stock ($.01 par value)  20,000,000        $26.5625        $531,250,000        $160,985
                                shares

*  Estimated solely for the purpose of calculating the
registration fee.  The fee is calculated upon the basis of the average of the high and low price for shares of Common Stock of the registrant reported on the New York Stock Exchange composite tape on February 11, 1997.
                    _________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This Registration Statement is also a Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form S-3 (No. 333-02503) effective June 6, 1996 (the "Prior Registration Statement"). Pursuant to Rule 429 under the Securities Act of 1933, as amended (the "Act"), the Prospectus included in this Registration Statement is a combined Prospectus that also relates to the prior Registration Statement. In accordance with Section 8(c) of the Act, Post-Effective Amendment No. 1 to the prior Registration Statement shall hereafter become effective
concurrently   with   the  effectiveness  of  this   Registration
Statement.

PROSPECTUS

                       ENTERGY CORPORATION


          DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

      Entergy Corporation ("Entergy" or the "Company") hereby offers participation in its Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Plan is designed to provide Entergy shareholders and other investors with a convenient and economical method to purchase shares of the Company's common stock, $.01 par value per share (the "Common Stock"), and to reinvest all or a portion of their cash dividends in additional shares of Common Stock. Some of the significant features of the Plan are as follows:

     * Participants may purchase additional shares of Common Stock by automatically reinvesting all or a portion of their cash dividends.

     * Participants may purchase additional Common Stock by making optional cash investments of $100 to $3,000 per month or by making an initial optional cash investment of $1,000 to $3,000. Optional cash investments in excess of $3,000 may be made with permission of the Company.

     * Common Stock will be purchased by the Administrator directly from the Company or in open market or privately negotiated transactions, as determined from time to time by the Company to fulfill requirements for the Plan. At present, the Company expects that shares usually will be purchased directly from the Company.

     * Common Stock purchased directly from the Company pursuant to an optional cash investment of more than $3,000 (with permission of the Company) may be priced at a discount from recent market prices (determined in accordance with the Plan) ranging from 0% to 3%. The discount is initially expected to be 0%, but may be adjusted by the Company in its discretion at any time. No discount will be available for Common Stock purchased in the open market or in privately negotiated transactions.

     * Holders  of shares currently enrolled in the Company's
       Automatic Dividend Reinvestment Plan will be automatically enrolled in the new Plan.

     * Holders of shares in broker or nominee names may participate in the Plan, in which case, brokers or nominees will reinvest dividends and make optional cash investments on behalf of beneficial owners.

      Participation in the Plan is entirely voluntary, and participants may terminate their participation at any time. Shareholders that do not choose to participate in the Plan will continue to receive cash dividends, as declared, in the usual manner.

     This Prospectus relates to 20,000,000 shares of Common Stock offered for purchase under the Plan.


THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT
      INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION,
     THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
  OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                        CRIMINAL OFFENSE.


    The date of this Prospectus is                   , 1997.


    INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES
   HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.
    THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES
EFFECTIVE.  THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL
  OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY
   SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION
  OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                      AVAILABLE INFORMATION

      Entergy is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Information as of a particular date concerning Entergy's directors and officers, their remuneration, and any material interest of such persons in transactions with Entergy is disclosed in proxy statements distributed to shareholders of Entergy and filed with the Commission. Such reports, proxy statements and other information filed by Entergy can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004, and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661 and New York Regional Office, 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048. The Commission also maintains a Worldwide Web Site that contains reports, proxy and information statements and other information regarding reporting companies under the Exchange Act, including the Company, at http://www.sec.gov. In addition, the Common Stock is listed on several exchanges and such reports, proxy statements and other information are available for inspection at the New York Stock Exchange ("NYSE"), 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, 120 S. LaSalle Street, Chicago, Illinois 60603; and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.


         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Commission are incorporated herein by reference:

           (a) The Company's Annual Report on Form 10-K filed pursuant to Section 13 or 15(d) of the Exchange Act for the fiscal year ended December 31, 1995.

           (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and
     September 30, 1996.

           (c)  The  Company's current Reports on Form 8-K  dated
     October  11,  1996,  November 27, 1996, December  18,  1996,
     December 29, 1996, and February 18, 1997.

           (d) The description of the Company's Common Stock contained in its Registration Statement on Form 8-B filed under Section 12 of the Exchange Act dated February 22,
     1994, including any amendment or report filed for the purpose of updating such description.

      In addition, all reports and other documents subsequently filed by the Company with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents (such documents, and the documents enumerated above, being herein referred to as "Incorporated Documents," provided however, that the documents enumerated above or subsequently filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act prior to the filing of the Company's next Annual Report on Form 10-K with the Commission shall not be Incorporated Documents or be incorporated by reference in this Prospectus or be a part hereof from and after any such filing of an Annual Report on Form 10-K).

     Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      Entergy hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein. Written or oral requests for such copies should be directed to Mr. Christopher T. Screen, Assistant Secretary, Entergy Corporation, P. O. Box 61000, New Orleans, Louisiana 70161, telephone (504) 576-4212.


                       SUMMARY OF THE PLAN

     The following summary description of the Entergy Corporation Dividend Reinvestment and Stock Purchase Plan (the "Plan") is qualified by reference to the full text of the Plan which is contained herein. Terms used in the summary have the meanings attributed to them in the Plan.

Purpose of Plan        The  purpose  of the Plan  is  to  provide
                       Entergy  shareholders and other  investors
                       with  a  convenient and economical  method
                       of   purchasing  shares  of  Common  Stock
                       and/or investing all or a portion of their cash dividends in additional shares of Common Stock. The Plan also provides the Company a means of raising additional capital through the direct sale of Common
                       Stock.

Purchase Price         The  Plan provides that the shares  to  be
                       purchased  may  be  either  newly   issued
                       shares   acquired  from  the  Company   or
                       shares purchased on the open market or  in
                       privately  negotiated  transactions   from
                       third   parties.   Under  the  Plan,   the
                       purchase price for newly issued shares  is
                       the  average  of the daily  high  and  low
                       sales  prices of the Common Stock  on  the
                       NYSE  during  a Pricing Period  consisting
                       of  the twelve Trading Days preceding  the
                       Investment   Date  (less  any   applicable
                       discount),  and  for shares  purchased  on
                       the    open   market   or   in   privately
                       negotiated transactions is the weighted average price paid for such shares from third parties on the Investment Date.

                       The  purchase price for shares  of  Common
                       Stock purchased pursuant to a Request  for
                       Waiver (as described below) may reflect  a
                       discount   of   0%  to  3%  (the   "Waiver
                       Discount") from the market price.

Plan Limitations       Optional  cash investments are subject  to
                       a   minimum  investment  of  $100  and   a
                       maximum  investment of $3,000  per  month.
                       Initial   optional  cash  investments   by
                       investors  that  are not  shareholders  of
                       the  Company are subject to a  minimum  of
                       $1,000  and  a  maximum  of  $3,000.   The
                       $3,000  per  month maximum may  be  waived
                       only   pursuant   to  a  written   request
                       approved   by   Entergy   ("Request    for
                       Waiver").

Optional Cash          Optional  Cash  Investments made  pursuant
  Investments          to  a  Request for Waiver are not  subject
                       to  a  predetermined maximum limit on  the
                       amount  of  the  investment  or  on    the
                       number  of  shares that may be  purchased.
                       With  respect to optional cash investments
                       in  excess  of $3,000 made pursuant  to  a
                       Request  for Waiver, Entergy may,  in  its
                       sole  discretion, establish each  month  a
                       Waiver  Discount  and a  Threshold  Price.
                       The  Waiver Discount, which may vary  each
                       month   between  0%  and   3%,   will   be
                       established by Entergy after a  review  of
                       current  market conditions, the  level  of
                       participation, and current  and  projected
                       capital  needs.  The Threshold Price  will
                       be   the   minimum  price  applicable   to
                       purchases  of  Common  Stock  in  a  given
                       month.   For  each Trading Day during  the
                       Pricing  Period  on  which  the  Threshold
                       Price is not satisfied, one-twelfth  of  a
                       Participant's  optional  cash   investment
                       made pursuant to a Request for Waiver will be returned without interest.

                       The  reinvestment  of  cash  dividends  in
                       additional shares of common stock  is  not
                       subject  to a maximum limit, but  optional
                       cash   investments  that  do  not   exceed
                       $3,000  as well as  dividend reinvestments
                       will   not   be  subject  to  the   Waiver
                       Discount   or  to  the  Threshold   Price.
                       However,   the Company reserves the  right
                       to grant a discount and set a minimum price in the future for such investments or dividend reinvestments.

                       Optional  cash investments  of  less  than
                       $100  and  that  portion of  any  optional
                       cash   investment  that  exceeds   $3,000,
                       unless such limit has been waived, will be returned to the Participant without interest.

Request for Waiver     In  deciding whether to approve a  Request
                       for  Waiver,  the  Company  will  consider
                       relevant   factors  including,   but   not
                       limited  to,  whether  the  Plan  is  then
                       acquiring  newly issued shares  of  Common
                       Stock  or  acquiring shares  through  open
                       market  purchases or privately  negotiated
                       transactions,  the  Company's   need   for
                       additional  funds,  the attractiveness  of
                       obtaining such funds through the  sale  of
                       Common  Stock under the Plan in comparison
                       to  other  sources of funds, the  purchase
                       price  likely  to apply  to  any  sale  of
                       Common   Stock   under   the   Plan,   the
                       Participant   submitting   the    request,
                       including  the extent and nature  of  such
                       Participant's prior participation  in  the
                       Plan  and  the number of shares of  Common
                       Stock  held of record by such Participant,
                       and  the aggregate amount of optional cash
                       investments in excess of $3,000 for  which
                       Requests  for  Waiver have been  submitted
                       by  all  Participants.   If  Requests  for
                       Waiver  are  submitted for any  Investment
                       Date for an aggregate amount in excess  of
                       the amount the Company is then willing  to
                       accept,   the  Company  may   honor   such
                       requests in order of receipt, pro rata  or
                       by    any   other   method   the   Company
                       determines is appropriate.

                       Any  person who acquires shares of  Common
                       Stock  through the Plan and  resells  them
                       shortly  before  or after  acquiring  them
                       may  be  considered to be  an  underwriter
                       within  the meaning of the Securities  Act
                       of   1933,  as  amended  (the  "Securities
                       Act").   The Company expects that  certain
                       persons  will  acquire  shares  of  Common
                       Stock  pursuant  to a Request  for  Waiver
                       and  resell such shares in order to obtain
                       the   financial  benefit  of  any   Waiver
                       Discount  then  being  offered  under  the
                       Plan.  The Company has no arrangements  or
                       understandings, formal or  informal,  with
                       any  person relating to a distribution  of
                       shares  to  be  received pursuant  to  the
                       Plan.   See  "Plan  of  Distribution   and
                       Underwriters".

Number of Shares       Initially,  10,000,000  shares  of  Common
  Offered              Stock  were  authorized to be  issued  and
                       registered  under the Securities  Act  for
                       offering   pursuant  to  the  Plan.    The
                       Company  expects  to  continue  the   Plan
                       indefinitely,  and has  authorized  to  be
                       issued  and  registered  pursuant  to  the
                       Securities  Act, an additional  20,000,000
                       shares for offering pursuant to the Plan.


                            THE PLAN

     The following questions and answers explain and constitute the Entergy Corporation Dividend Reinvestment and Stock
     Purchase Plan, as in effect beginning July 1, 1996.

PURPOSE

               1.   What is the purpose of the Plan?

                The purpose of the Plan is to provide Entergy shareholders and other investors with a convenient and economical method to purchase shares of Common Stock and to reinvest all or a portion of their cash dividends in additional shares of Common Stock. In addition, the Plan will provide the Company with a means of raising additional capital for general corporate purposes through sales of Common Stock under the Plan. Whether significant additional capital is raised may be affected, in part, by the Company's decision to waive the limitations applicable to optional cash investments and, in part, by the Company's decision to sell newly issued shares of Common Stock to fulfill the requirements of the Plan. See Question 13 regarding the Company's criteria for granting a Request for Waiver.

PARTICIPATION OPTIONS

          2.   What options are available under the Plan?

                     Registered holders or beneficial  owners  of
          Common Stock and other interested investors may elect to participate in the Plan (each a "Participant"). Participants may have cash dividends on all or a portion of their shares automatically reinvested in Common Stock. Even if they do not reinvest dividends, Participants may make optional cash investments to purchase Common Stock, subject to a minimum investment of $100 and a maximum investment of $3,000 per month. Interested investors that are not shareholders of the Company may make an initial optional cash investment in Common Stock of not less than $1,000 and not more than $3,000. In certain instances, however, Entergy may permit greater optional cash investments. See Question 12 regarding optional cash investments and Question 13 regarding a Request for Waiver.

BENEFITS AND DISADVANTAGES

          3. What are the benefits and disadvantages of the Plan?

                    Benefits

          * The Plan provides Participants the opportunity to automatically reinvest cash dividends on all or a portion of their Common Stock in additional shares of Common Stock.

          * In addition to reinvestment of dividends, eligible shareholders may purchase additional shares of Common Stock pursuant to optional cash investments of not less than $100 and not more than $3,000 per month. Optional cash investments may be made occasionally or at regular intervals, as the Participants desire. Participants may make optional cash investments even if dividends on their shares are not being reinvested under the Plan.

          * Persons not presently shareholders of the Company may become Participants by making an initial cash investment of not less than $1,000 and not more than $3,000 (except with the consent of the Company) to purchase shares of Common Stock under the Plan.

          * Shares purchased directly from the Company under the Plan pursuant to a Request for Waiver may be issued at a discount to the market price without payment of brokerage commissions. Initially, optional cash investments of less than $3,000 and dividend reinvestments will not be subject to a discount, but the Company reserves the right to grant a discount in the future.

          * Dividends and any optional cash investments will be fully invested because the Plan permits fractional shares to be credited to Participants' accounts. Dividends on whole and on fractional shares may be reinvested in additional shares and such shares will be credited to Participants' accounts. See Question 7.

          * Participants will avoid the need for safekeeping of certificates for shares of Common Stock credited to their Plan accounts and may submit for safekeeping certificates held by them and registered in their name. See Questions 15 and 16.

          * Participants that are registered holders may direct the Administrator to sell or transfer all or a portion of their shares held in the Plan. See Question 17.

          * Periodic statements reflecting all current activity in Plan accounts, including purchases, sales and latest balances, will simplify record keeping for registered holders. See Question 18.

               Disadvantages

          * Participants may not be able to depend on the availability of a market discount regarding shares acquired under the Plan. Initially, no discount may be established for the purchase of shares directly from the Company, and the granting of a discount for one month will not insure the availability of a discount or the same discount in future months. Each month, the Company may lower or eliminate the discount without prior notice to Participants. The Company may also, without prior notice to Participants, change its determination as to whether Common Stock will be purchased by the Administrator directly from the Company or in the open market or in privately negotiated transactions from third parties (although the Company may not effect such a change more than once in any three month period). See Question 13.

          * Participants that reinvest cash dividends will be treated for federal income tax purposes as having received a dividend on the dividend payment date; such dividend may give rise to a liability for the payment of income tax without providing Participants with immediate cash to pay such tax when it becomes due. See Question 20.

          * Participants will not know the actual number of shares purchased under the Plan until after the Investment Date. See Question 11 regarding the timing of the purchase of shares.

          * The purchase price per share will be an average price and, therefore, may exceed the price at which shares are trading on the Investment Date when the shares are issued. See Questions 11 and 12 regarding the purchase price of the shares.

          * Execution of sales of shares held in the Plan may be subject to delay. See Questions 12 and 17.

          * No interest will be paid on funds held by the Company pending reinvestment or investment. See Questions 12 and 14.

          * Shares deposited in a Plan account may not be pledged until the shares are withdrawn from the Plan. See Question 26.

ADMINISTRATION

     4.   Who will administer the Plan?

                    The Plan will be administered by Mellon Bank,
          N.A. or such successor administrator as Entergy may designate (the "Administrator"). The Administrator acts as agent for Participants, keeps records of the accounts of Participants, sends regular account statements to Participants, and performs other duties relating to the Plan. Shares purchased for each Participant under the Plan will be held by the Administrator and will be registered in the name of the Administrator or its nominee on behalf of the Participants, unless and until a Participant requests that a stock certificate for all or part of such shares be issued, as more fully described in Question 15. The Administrator also serves as dividend disbursement agent, transfer agent, and registrar for the Common Stock. Correspondence with the Administrator should be sent to:

                    ChaseMellon Shareholder Services
                    P. O. Box 750
                    Pittsburgh, Pennsylvania 15230

                    or, if using overnight courier service:

                    ChaseMellon Shareholder Services
                    Commerce Court
                    4 Station Square
                    Third Floor
                    Pittsburgh, Pennsylvania 15219

                    or call: (800) 451-7392

PARTICIPATION

          5.    Who is eligible to participate?


                      A   "registered  holder"  (which  means   a
          shareholder whose shares of Common Stock are registered in the stock transfer books of Entergy in his or her name) or a "beneficial owner" (which means a shareholder whose shares of Common Stock are registered in a name other than his or her name, for example, in the name of a broker, bank or other nominee), may participate in the Plan. A registered holder may participate in the Plan directly; a beneficial owner must either become a registered holder by having such shares transferred into his or her name or by making arrangements with his or her broker, bank or other nominee to participate in the Plan on the Participant's behalf. In addition, an interested investor that is not a shareholder may participate in the Plan by making an initial optional cash investment in Common Stock of not less than $1,000 or more than $3,000 unless granted a Request for Waiver (in which case such initial investment may exceed $3,000). See Question 6 regarding enrollment.

                     The right to participate in the Plan is  not
          transferable to another person apart from a transfer of the underlying shares of Common Stock. Entergy reserves the right to exclude from participation in the Plan persons who utilize the Plan to engage in short-term trading activities that cause aberrations in the trading volume of the Common Stock.

                     Participants residing in jurisdictions in which their participation in the Plan would be unlawful will not be eligible to participate in the Plan.

ENROLLMENT

          6. How does an eligible holder of Common Stock or any other interested investor enroll in the Plan and become a Participant?

                     All  holders of shares of Common Stock  that
          are currently enrolled in the Entergy Corporation Automatic Dividend Reinvestment Plan will automatically become Participants in the new Plan, and their investment election will remain the same unless they submit a new Authorization Card to the Administrator.

                    Each eligible registered holder may enroll in the Plan and become a Participant by completing and signing an Authorization Card (enclosed herein) and returning it to the Administrator at the address set forth in Question 4. An Authorization Card may also be obtained at any time upon request from the Administrator at the same address. If shares are registered in more than one name (e.g., joint tenants, trustees), all registered holders of such shares must sign the Authorization Card exactly as their names appear on the account registration.

                     Eligible  beneficial  owners  must  instruct
          their brokers, banks or other nominees in whose name their shares are held to participate in the Plan on their behalf. If a broker, bank or other nominee holds shares of beneficial owners through a securities depository, such broker, bank or other nominee may also be required to provide a Broker and Nominee Form (a "B/N Form") to the Administrator in order to participate in the optional cash investment portion of the Plan. See Question 12.

                     An interested investor that is not presently a shareholder of the Company, but desires to become a Participant by making an initial investment in Common Stock, may join the Plan by signing an Authorization Card and forwarding it, together with such initial investment, to the Administrator at the address set forth in Question 4. See Question 12 regarding initial optional cash investments.

          7.   What does the Authorization Card provide?

                      The   Authorization   Card   appoints   the
          Administrator as the Participant's agent for purposes of the Plan and directs the Administrator to apply to the purchase of additional shares of Common Stock all of the cash dividends on the specified number of shares of Common Stock owned by the Participant on the applicable Record Date and designated by the Participant to be included in the Plan; and to reinvest automatically cash dividends on whole and fractional shares of Common Stock that have been credited to the Participant's account pursuant to dividend reinvestment or optional cash investment that have been designated to be included in the Plan. The Authorization Card also directs the Administrator to purchase additional shares of Common Stock with any optional cash investments that the Participant may elect to make.

                     The Authorization Card provides for the purchase of additional shares of Common Stock through the following investment options:

               (1)  "Full Dividend Reinvestment"

                         This option directs the Administrator to
               invest in accordance with the Plan all cash dividends on all whole or fractional shares of
               Common Stock then or subsequently registered in the Participant's name. This option also permits the Participant to make optional cash investments and directs the Administrator to apply such investments towards the purchase of additional shares of Common Stock in accordance with the Plan.

               (2)  "Partial Dividend Reinvestment"

                         This option directs the Administrator to
               invest in accordance with the Plan all cash dividends on the specified number of whole or fractional shares of Common Stock then registered in the Participant's name and so designated in the appropriate space on the Authorization Card. If this option is selected, the Participant will continue to receive cash dividends in the usual manner on all shares of Common Stock that have not been designated for participation in the Plan. This option also permits the Participant to make optional cash investments and directs the Administrator to apply such investments towards the purchase of additional shares of Common Stock in accordance with the Plan.

               (3)  "Optional Cash Investments Only"

                          This  option  permits a Participant  to
               make optional cash investments and directs the Administrator to apply such investments towards the purchase of additional shares of Common Stock in accordance with the Plan. If this option is selected, unless the Participant designates that such additional shares for participation in the Plan, the Participant will continue to receive cash dividends on all shares of Common Stock registered in his or her name in the usual manner, and the Administrator will apply only optional cash investments received from the Participant towards the purchase of additional shares of Common Stock.

                     Any  one of the above three options  may  be
          selected. In each case, cash dividends will be reinvested on all shares designated for participation in the Plan until the Participant specifies otherwise or withdraws from the Plan altogether, or until the Plan is terminated.

                      Any  Participant  who  returns  a  properly
          executed   Authorization  Card  to  the   Administrator
          without electing an investment option will be enrolled as having selected Full Dividend Reinvestment.

          8.   When will participation in the Plan begin?

                     Participation as to dividend reinvestment will commence with the next Investment Date after receipt of the Authorization Card, provided it is received by the Administrator on or before the Record Date for the payment of the dividend. Participation as to optional cash investments will commence with the next Investment Date, provided the Authorization Card and the funds to be invested are received by the close of business on the last business day immediately preceding the first day of the Pricing Period for the next succeeding Investment Date. See Question 9 below and Appendix I to determine the applicable Pricing Period and Investment Date. Should the funds to be invested arrive after the time indicated above and before the next succeeding Investment Date, such funds will be returned to the Participant, without interest.

                     Eligible  shareholders and other  interested
          investors may enroll in the Plan at any time. Once enrolled, a Participant will remain enrolled until the Participant discontinues participation or until the Company terminates the Plan. See Question 19 regarding withdrawal from the Plan and Question 26 regarding termination of the Plan.

PURCHASES

          9.   When will shares be acquired under the Plan?

                     If shares are being acquired for the Plan directly from the Company, dividends and optional cash investments will be reinvested or invested, as the case may be, on the dividend payment date during a month in which a cash dividend is paid and, in any other month, on the first calendar day of such month (in either case, the "Investment Date"). However, if either the dividend payment date or such first calendar day falls on a date when the NYSE is closed, the Investment Date will be the first day following such date on which the NYSE is open.

                     If  shares are being acquired for  the  Plan
          through open market or privately negotiated transactions, all dividends and all optional cash investments will be applied to the purchase of Common Stock pursuant to the Plan as soon as practicable on or after the applicable Investment Date.

                In the past, record dates for dividends on the Common Stock have preceded the dividend payment dates by approximately three weeks. Dividend payment dates historically have occurred on or about the 1st day of each March, June, September, and December. This past pattern with respect to timing of dividend record dates and payment dates is expected to be followed generally in the future. Please see Appendix I for information with respect to Pricing Periods, Investment Dates, Record Dates, and other market data.

                Dividends are paid as and when declared by the Company's Board of Directors. There can be no assurance as to the declaration or payment of a dividend, and nothing contained in the Plan obligates Entergy to declare or pay any such dividend on Common Stock. The Plan does not represent a guarantee of future dividends.

     10. What is the source of shares to be purchased under the Plan?

                All dividends reinvested through the Plan and all optional cash investments will be used to purchase either newly issued shares directly from Entergy or shares on the open market or in privately negotiated transactions from third parties, or a combination of both. Shares purchased directly from Entergy will consist of authorized but unissued shares of Common Stock.

     11.   At what price will shares be purchased ?

                All shares purchased directly from Entergy with reinvested dividends or optional cash investments will be acquired at a price to the Participant of the average of the daily high and low sales prices computed up to seven decimal places, if necessary, of the Common Stock as reported on the NYSE for the twelve Trading Days (as defined below) immediately preceding the applicable Investment Date. A "Trading Day" means a day on which trades in Common Stock are reported on the NYSE. The period encompassing the first twelve Trading Days immediately preceding the next following Investment Date constitutes the relevant "Pricing Period."

                All shares purchased by the Administrator from third parties will be acquired as soon as practicable on or after the applicable Investment Date at a price to the Participant of the weighted average purchase price for such shares, including brokerage fees and commissions, computed up to seven decimal places, if necessary, paid by the Administrator for the Common Stock.

                Shares purchased pursuant to a Request for Waiver may be subject to a Threshold Price and a Waiver
          Discount as more fully described in Question 13 below.

     12.  How are optional cash investments made?

                All registered holders, including brokers, banks and nominees with respect to shares registered in their name on behalf of beneficial owners that have submitted signed Authorization Cards are eligible to make optional cash investments at any time.

                A broker, bank or nominee, as holder on behalf of a beneficial owner, may utilize an Authorization Card for optional cash investments unless it holds the shares in the name of a securities depository. In that event, the optional cash investment must be accompanied by a Broker and Nominee Form ("B/N Form").

                The  B/N  Form provides the sole means whereby  a
          broker, bank or other nominee holding shares on behalf of beneficial owners in the name of a securities depository may make optional cash investments on behalf of such beneficial owners. In such case, the broker, bank or other nominee must use a B/N Form for transmitting optional cash investments on behalf of the beneficial owners. A B/N Form must be delivered to the Administrator at the address specified in Question 4 each time that such broker, bank or other nominee transmits optional cash investments on behalf of the beneficial owners. B/N Forms will be furnished by the Administrator upon request.

                 Other   interested  investors   that   are   not
          shareholders of the Company, but have submitted Authorization Cards, are also eligible to make an initial investment in Common Stock through an optional cash investment.

                The Administrator will apply all optional cash investments for which good funds are received on or before the first business day before the Pricing Period to the purchase of shares of Common Stock on the next following Investment Date, or if shares are acquired on the open market or in privately negotiated transactions, as soon as practicable on or after such Investment Date.

                No interest will be earned on optional cash investments held pending investment. The Company suggests therefore that any optional cash investment a Participant wishes to make be sent so as to reach the Administrator as close as possible to the first business day preceding the Pricing Period for the next following Investment Date. Any questions regarding these dates should be directed to the Administrator at the address or telephone number set forth in Question 4.

                All optional cash investments received by the Administrator after the close of business on the last business day immediately preceding the first day of the Pricing Period and before the next succeeding
          Investment Date will promptly be returned to the Participant without interest.

                 Participants should be aware that since investments under the Plan are made as of specified dates, one may lose any advantage that otherwise might be available from being able to select the timing of an investment. Neither the Company nor the Administrator can assure a profit or protect against a loss on shares of Common Stock purchased under the Plan.

               All optional cash investments made by check should be made payable to Mellon Bank, N.A. and mailed to Mellon at the address listed in Question 4. Other forms of payment, such as wire transfers, may be made, but only if approved in advance by the Administrator. Inquiries regarding other forms of payments and all other written inquiries should be directed to the Administrator at the address listed in Question 4.

     13.  What limitations apply to optional cash investments?

                Minimum/Maximum Limits. For any Investment Date, optional cash investments made by shareholders of the Company are subject to a minimum of $100 and a maximum of $3,000, and optional cash investments made by interested investors who are not then shareholders of the Company are subject to a minimum initial investment of $1,000 and a maximum of $3,000. See Question 9 regarding the determination of Investment Dates for optional cash investments. Optional cash investments of less than the allowable monthly minimum amount and that portion of any optional cash investment that exceeds the allowable monthly maximum amount will be returned promptly to Participants without interest, except as noted below.

                Request for Waiver.  Optional cash investments in
          excess of $3,000 per month may be made only pursuant to a Request for Waiver accepted by the Company.
          Participants who wish to submit an optional cash investment in excess of $3,000 for any Investment Date must obtain the prior written approval of the Company and a copy of such written approval must accompany any such optional cash investment. A Request for Waiver should be directed to the Company via facsimile at
          (504)576-5000. The Company has sole discretion to grant any approval for optional cash investments in excess of the allowable maximum amount. In deciding whether to approve a Request for Waiver, the Company will consider relevant factors including, but not limited to, whether the Plan is then acquiring newly issued shares directly from the Company or acquiring shares in the open market or in privately negotiated transactions from third parties, the Company's need for additional funds, the attractiveness of obtaining such additional funds through the sale of Common Stock as compared to other sources of funds, the purchase price likely to apply to any sale of Common Stock, the
          Participant submitting the request, the extent and nature of such Participant's prior participation in the Plan, the number of shares of Common Stock held of record by such Participant and the aggregate amount of optional cash investments in excess of $3,000 for which Requests for Waiver have been submitted by all Participants. If Requests for Waiver are submitted for any Investment Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method that the Company determines to be appropriate. With regard to optional cash investments made pursuant to a Request for Waiver, the Plan does not provide for a predetermined maximum limit on the amount that a participant may invest or on the number of shares that a participant may purchase.

                Entergy reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible registered holders or beneficial owners of Common Stock for any reason whatsoever including elimination of practices that are not consistent with the purposes of the Plan.

                Threshold Price. Entergy may establish for any Pricing Period a minimum price (the "Threshold Price") applicable to optional cash investments made pursuant to Requests for Waiver. At least three business days prior to the first day of the applicable Pricing Period, Entergy will determine whether to establish a Threshold Price, and if a Threshold Price is established, its amount, and will so notify the Administrator. This determination will be made by Entergy in its discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs.

                 If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the average of the high and low sale prices of the
          Common  Stock on the NYSE for each Trading Day  of  the
          relevant Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that Trading Day will be excluded from the Pricing Period and all trading prices for that day will be excluded from the determination of the Purchase Price. A day will also be excluded if no trades of Common Stock are made on the NYSE for that day. Thus, for example, if the
          Threshold Price is not satisfied for three of the twelve Trading Days in a Pricing Period, then the purchase price will be based upon the remaining nine Trading Days in which the Threshold Price was satisfied.

                In addition, a portion of each optional cash investment will be returned for each Trading Day of a Pricing Period in which the Threshold Price is not satisfied or for each day in which no trades of Common Stock are reported on the NYSE. The returned amount will equal one-twelfth of the total amount of such optional cash investment (not just the amount exceeding $3,000) for each Trading Day that the Threshold Price is not satisfied. Thus, for example, if the Threshold Price is not satisfied or no such sales are reported for three of the twelve Trading Days in a Pricing Period, 3/12 (i.e., 25%) of such optional cash investment will be returned to the Participant without interest.

                The establishment of the Threshold Price and  the
          possible return of a portion of the investment applies only to optional cash investments made pursuant to a Request for Waiver. Setting a Threshold Price for a
          Pricing Period shall not affect the setting of a Threshold Price for any subsequent Pricing Period. For any particular month, Entergy may waive its right to set a Threshold Price. Neither Entergy nor the Administrator shall be required to provide any written notice to Participants as to the Threshold Price for any Pricing Period. Participants may, however, ascertain whether a Threshold Price has been set or waived for any given Pricing Period by telephoning Entergy at (504) 576-2191.

                Waiver  Discount.   Each month,  at  least  three
          business days prior to the first day of the applicable Pricing Period, Entergy may establish a discount from the market price applicable to optional cash investments made pursuant to a Request for Waiver. Such discount (the "Waiver Discount") may be between 0% and 3% of the purchase price and may vary each month, but once established will apply uniformly to all optional cash investments made pursuant to a Request for Waiver for that month. The Waiver Discount will be established in Entergy's sole discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs. Participants may obtain the Waiver Discount applicable to the next Pricing Period by telephoning Entergy at (504) 576-2191. Setting a Waiver Discount for a particular month shall not affect the setting of a Waiver Discount for any subsequent month. The Waiver Discount will apply to the entire optional cash investment and not just the portion of such investment that exceeds $3,000. The Waiver Discount will apply only to optional cash investments of $3,000 or more, but the Company reserves the right to establish, in the future, a discount from the market price for reinvestment of cash dividends and optional cash investments of $3,000 or less .

     14.  What if a Participant has more than one account?

                For the purpose of the limitations discussed in Question 13, Entergy may aggregate all dividend reinvestments and optional cash investments for Participants with more than one account using the same social security or taxpayer identification number. For Participants unable to supply a social security or taxpayer identification number, their participation may be limited by Entergy to only one Plan account.

               Also for the purpose of such limitations, all Plan accounts that Entergy believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless Entergy has determined that reinvestment of dividends and optional cash investments for each such account would be consistent with the purposes of the Plan, Entergy will have the right to aggregate all such accounts and to return, without interest, within thirty days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

CERTIFICATES

     15.  Will certificates be issued for share purchases?

                All shares purchased pursuant to the Plan will be held together in the name of the Administrator or its nominee and credited to each individual account in "book entry" form. This service protects against the loss, theft, or destruction of certificates evidencing shares. Upon written request of a Participant or upon withdrawal of a Participant from the Plan or upon termination of the Plan, the Administrator will have certificates issued and delivered for all full shares credited to that Participant's account. Certificates will be issued only in the same names as those enrolled in the Plan. In no event will certificates for fractional shares be issued. See Questions 16 and 17.

     16. May a Participant add shares of Common Stock to his or her account by transferring stock certificates that the Participant possesses ?

                 Any Participant may send to the Plan for safekeeping all Common Stock certificates which such Participant holds. The safekeeping of shares offers the advantage of protection against loss, theft or destruction of certificates as well as convenience, if and when shares are sold through the Plan. All shares represented by such certificates will be kept for safekeeping in "book entry" form and combined with any full and fractional shares then held by the Plan for the Participant.

                To deposit certificates for safekeeping under the Plan, a Participant must submit a letter of transmittal, which will be provided by the Administrator upon request. Stock certificates and the letter of transmittal as well as all written inquiries about the safekeeping service should be directed to the Administrator at the address listed in Question 4.

                Shares deposited for safekeeping may be withdrawn by the Participant by submitting a written request to the Administrator.

SALE OF SHARES

     17 .      Can Participants sell shares held under the Plan ?

                Participants may request that all or a portion of
          the   shares  held  in  their  accounts  by  the   Plan
          (including shares held for safekeeping) be sold. Following receipt of written instructions from a Participant, the Administrator will sell, through an independent broker or institution, those shares and will remit a check for the proceeds of such sale, less applicable brokerage commissions, service charges and any taxes. Prior written instructions from the Participant must be received at least 48 hours preceding the sale. Shares will be sold at least once per week by the Plan at then current market prices in transactions carried out through one or more brokerage firms. This procedure for selling shares may be particularly attractive to holders of small amounts of Common Stock because the Plan can combine odd lots and small numbers of shares into larger blocks to be sold, and thereby take advantage of lower brokerage costs that otherwise might not be available to individual Participants in the sale of their shares. No shares will be issued or sold between the fourth business day prior to a dividend record date and the following dividend payment date.



REPORTS

     18.  What reports will be sent to Participants in the Plan?

                Unless a Participant participates in the Plan through a broker, bank or nominee, each Participant will receive from the Administrator a detailed statement of the Participant's account following each dividend payment and account transaction. These detailed statements will show total cash dividends received, total optional cash investments received, total shares purchased (including fractional shares), price paid per share, and total shares held in the
          Plan. These statements should be retained by the Participant to determine the tax cost basis for shares purchased pursuant to the Plan. Any Participant that participates in the Plan through a broker, bank or nominee, should contact such party for such a statement.

WITHDRAWAL

     19.  How may Participants withdraw from the Plan?

               A Participant may terminate enrollment in the Plan by giving written notice to the Administrator, and thereafter all cash dividends on shares owned by such Participant will be sent to the Participant. In order to terminate participation prior to the usual dividend payment dates in March, June, September or December, written notice must be received by the Record Date for the payment of such dividend. Upon termination, stock certificates for any full shares will be issued in the Participant's name or, upon receipt of written instructions, shares will be sold for the Participant. See Question 17. Any fractional shares held in the Plan at the time of termination will be converted to cash on the basis of the then current market price of the Common Stock. No shares will be issued or sold between the fourth business day prior to a dividend record date and the following dividend payment date.

TAXES

     20. What are the federal income tax consequences of participating in the Plan?

                A Participant will be treated for federal income tax purposes as having received dividend income equal to the fair market value of the shares acquired with reinvested dividends pursuant to the Plan. For federal income tax purposes, the fair market value of shares acquired with reinvested dividends under the Plan will be equal to 100% of the average of the high and low sale prices of Common Stock as reported on the NYSE on the Investment Date. The fair market value on the Investment Date is likely to differ from the purchase price. A Participant's tax basis in the dividend shares will equal the fair market value on the Investment Date.

                Participants will be treated as having received a dividend, upon the purchase of shares with an optional cash investment, in an amount equal to the excess, if any, of the fair market value of the shares acquired on the Investment Date over the optional cash investment. Such shares will have a tax basis equal to the amount of the investment plus the excess, if any, of the fair market value of the shares purchased over the amount of the investment. The fair market value on an Investment Date is likely to differ from the purchase price for the Pricing Period immediately preceding the related Investment Date (which is used to determine the number of shares acquired).

               When a Participant receives certificates for whole shares credited to the Participant's account under the Plan, the Participant will not realize any taxable income. However, a Participant that receives a cash adjustment for a fraction of a share may realize a gain or loss with respect to such fraction. A gain or loss may also be realized by the Participant whenever whole shares are sold, either pursuant to the Participant's request, upon withdrawal from the Plan or after withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount that the Participant realizes for the shares or fraction of a share and the tax basis of the Participant in the shares.

               A Participant's holding period for shares acquired pursuant to the Plan will begin on the day following the Investment Date.

                In  the case of corporate shareholders, dividends
          may   be   eligible  for  the  dividends-received   tax
          deduction.

                The foregoing is only a summary of the federal income tax consequences of participation in the Plan and does not constitute tax advice. This summary does not reflect every possible outcome that could result from participation in the Plan and, therefore, Participants are advised to consult their own tax advisors with respect to the tax consequences applicable to their particular situation.

OTHER PROVISIONS

     21. What happens if a Participant sells or transfers shares of stock or acquires additional shares of stock?

                If  a  Participant has elected to have  dividends
          automatically reinvested in the Plan and subsequently sells or transfers all or any part of the shares registered in the Participant's name, automatic reinvestment will continue as long as shares are registered in the name of the Participant or held for the Participant by the Administrator or until termination of enrollment. Similarly, if a Participant has elected the "Full Dividend Reinvestment" option under the Plan and subsequently acquires additional shares registered in the Participant's name, dividends paid on such shares will automatically be reinvested until termination of enrollment. If, however, a Participant has elected the "Partial Dividend Reinvestment" option and subsequently acquires additional shares that are registered in the Participant's name, dividends paid on such shares will not be automatically reinvested under the Plan. See Question 7. Participants may, however, change their dividend reinvestment elections by submitting new Authorization Cards.

     22.  How will a Participant's shares be voted ?

                For any meeting of shareholders, each Participant
          will receive proxy materials in order to vote all shares held by the Plan for the Participant's account. All shares will be voted as designated by the Participant or may be voted in person at the meeting of shareholders.

     23.  Who pays the expenses of the Plan?

               Participants will have to pay their pro rata share of any brokerage fees or commissions on shares of Common Stock purchased for their account in the open market or in privately negotiated transactions, which sums will first be deducted before determining the number of shares to be purchased. Participants will not incur brokerage commissions or service charges in connection with the reinvestment of dividends to purchase Common Stock directly from the Company. However, the Administrator will charge an administrative fee for optional cash investments and on sales of shares made pursuant to the Plan. This fee will vary depending on whether the transaction is initiated by a registered holder or through a broker, bank or other nominee that holds shares through a securities depository. These fees, as well as any related brokerage commissions and applicable stock transfer taxes must be paid to the Administrator at the time of the transaction, and will be deducted from the funds received by the Administrator in the case of optional cash investments and from the proceeds, in the case of sale of shares. The Administrator may also charge Participants for additional services not provided under the Plan or for other specified charges. Any of such administrative fees may be changed by the Administrator at any time, without notice to
          Participants. Participants may obtain a current listing of all applicable administrative fees by contacting the Administrator at the address or telephone number listed in Question 4 above. Brokers or nominees that participate on behalf of beneficial owners for whom they are holding shares may also charge such beneficial owners fees in connection with such participation, for which neither the Administrator nor the Company will be responsible.

     24. What are the responsibilities of Entergy or the Administrator under the Plan ?

                Neither Entergy nor the Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of a failure to terminate a Participant's account upon such Participant's death or adjudication of incompetence prior to the receipt of notice in writing of such death or adjudication of incompetence, the prices at which shares are purchased for the Participant's account, the times when purchases are made or fluctuations in the market value of the Common Stock. Neither Entergy nor the Administrator has any duties, responsibilities or liabilities except as expressly set forth in the Plan or as imposed by applicable laws, including, without limitation, federal securities laws.

                The Participant should recognize that the Company cannot assure a profit or protect against a loss on the shares purchased by a Participant under the Plan.

     25. What happens if Entergy issues a stock dividend or declares a stock split?

                Any Common Stock distributed by Entergy as a result of a stock dividend or a stock split on shares held under the Plan for a Participant will be credited to the Participant's account, but the Administrator may curtail or suspend any other transaction processing for a short period of time following the record date for such action to permit the Administrator to calculate the number of shares to be added to each account.

     26.  If  Entergy has a rights offering related to the Common
          Stock,   how   will  a  Participant's  entitlement   be
          computed?

                A participant's entitlement in a rights offering related to the Common Stock will be based upon the number of whole shares credited to the Participant's account. Rights based on a fraction of a share credited to a Participant's Plan account will be sold for that account and the net proceeds will be invested as an optional cash payment on the next Investment Date. In the event of a rights offering, transaction processing may be curtailed or suspended by the Administrator for a short period of time following the record date for such action to permit the Administrator to calculate the rights allocable to each account.

     27.  May shares in a Participant's account be pledged?

                No shares credited to a Participant's account may be pledged and any such purported pledge will be void.
          If a Participant wishes to pledge shares, those shares must be withdrawn from the Plan.

     28. May a Participant transfer all or a part of the Participant's shares held in the Plan to another person?

                A Participant may transfer ownership of all or part of his or her shares held in the Plan through gift, private sale or otherwise, by mailing to the Administrator at the address in Question 4 a properly executed stock assignment, along with a letter with specific instructions regarding the transfer and both an Authorization Card and a Form W-9 (Certification of Taxpayer Identification Number) completed by the transferee. Requests for transfer of shares held in the Plan are subject to the same requirements as the transfer of Common Stock certificates, including the requirement of a medallion signature guarantee on the stock assignment. The Administrator will provide Participants with the appropriate forms upon request. If any stock certificates bearing a restrictive legend are contained in the Participant's Plan account, the Administrator will comply with the provisions of such restrictive legend before effecting a sale or transfer of such restricted shares.

                A Participant may also transfer all or a portion of his or her shares into an account established for another person within the Plan. In order to effect such a "book-to-book" transfer, the transferee must complete an Authorization Card to open a new account within the Plan. (See Question 7). The Authorization Card should be sent to the Administrator along with a written request to effect the "book-to-book" transfer indicating the number of shares to be transferred to the new account.

     29.  May the Plan be changed or terminated?

                 While the Plan is intended to continue indefinitely, Entergy reserves the right to amend, modify, suspend or terminate the Plan at any time. Participants will be notified in writing of any modifications made to the Plan.


                           THE COMPANY

Entergy is incorporated in Delaware and is a registered public utility holding company under the Public Utility Holding Company Act of 1935. Entergy does not own or operate any significant assets other than those of its subsidiaries. Entergy owns all the outstanding common stock of five domestic retail operating electric utility subsidiaries, Entergy Arkansas, Inc. (formerly Arkansas Power & Light Company), Entergy Gulf States, Inc. (formerly Gulf States Utilities Company), Entergy Louisiana, Inc. (formerly Louisiana Power & Light Company), Entergy Mississippi, Inc. (formerly Mississippi Power & Light Company) and Entergy New Orleans, Inc. (formerly New Orleans Public Service Inc.). These companies provide electric service to approximately 2.4 million customers in Arkansas, Louisiana, Mississippi, Tennessee and Texas. In addition, gas service is also provided in the Baton Rouge and New Orleans, Louisiana areas. Another wholly owned subsidiary, CitiPower Ltd., is an electric distribution company serving Melbourne, Australia, and surrounding suburbs. Other principal subsidiaries include Entergy Power, Inc., Entergy Integrated Solutions, Inc. and System Energy Resources, Inc. through which Entergy provides wholesale electricity to affiliated companies and other utilities and markets its energy expertise worldwide.


                         USE OF PROCEEDS

      The proceeds to Entergy from the issuance of shares of Common Stock pursuant to the Plan will be used for general corporate purposes.


            INDEMNIFICATION UNDER THE SECURITIES ACT

      The Certificate of Incorporation and bylaws of the Company contain certain provisions to indemnify its directors and officers against liability incurred by them as a result of their service in those capacities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, Entergy has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


             COMMON STOCK DIVIDENDS AND PRICE RANGE


      Entergy has paid cash dividends on its Common Stock in the following amounts per share for the quarterly periods listed below:


          1995
          First quarter       $0.45
          Second quarter      $0.45
          Third quarter       $0.45
          Fourth quarter      $0.45


          1996
          First quarter       $0.45
          Second quarter      $0.45
          Third quarter       $0.45
          Fourth quarter      $0.45


      The following table shows the high and low sales prices of the Common Stock for each quarterly period listed below.

                              HIGH      LOW
          1995
          First quarter      24 3/4     20
          Second quarter     25 1/2     20 7/8
          Third quarter      26 1/8     23 5/8
          Fourth quarter     29 1/4     26


          1996
          First quarter      30 3/8     26 3/8
          Second quarter     28 1/2     25 1/4
          Third quarter      28 5/8     24 7/8
          Fourth quarter         29     26 3/4


      The last reported sale price of Common Stock on the NYSE on February 11, 1997 was per share.

      As of December 31, 1996, there were approximately 203,505 holders of Common Stock.


              PLAN OF DISTRIBUTION AND UNDERWRITERS

      Pursuant  to the Plan, Entergy may be requested to  approve optional cash investments in excess of the allowable maximum amounts pursuant to Requests for Waiver on behalf of Participants that may be engaged in the securities business. In deciding whether to approve such a request, Entergy will consider relevant factors including, but not limited to, whether the Plan is then acquiring newly issued shares of Common Stock or acquiring shares through open market purchases or privately negotiated transactions, the Company's need for additional funds, the attractiveness of obtaining such funds by the sale of Common Stock under the Plan in comparison to other sources of funds, the purchase price likely to apply to any sale of Common Stock, the Participant submitting the request, including the extent and nature of such Participant's prior participation in the Plan and the number of shares of Common Stock held of record by such Participant, and the aggregate number of Requests for Waiver that have been submitted by all Participants. Persons who acquire shares of Common Stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Rule 10b-6 under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. Entergy will not extend to any such person any rights or privileges other than those to which it would be entitled as a Participant, nor will Entergy enter into any agreement with any such person regarding such person's purchase of such shares or any resale or distribution thereof. Entergy may, however, approve requests for optional cash investments by such persons in excess of allowable maximum limitations. If such requests are submitted for any Investment Date for an aggregate amount in excess of the amount Entergy is willing to accept, Entergy may honor such requests in order of receipt, pro rata or by any other method which Entergy determines to be appropriate.


                          LEGAL MATTERS

      Certain legal matters with regard to the Common Stock will be passed upon by Laurence M. Hamric, General Attorney -
Corporate and Securities, Entergy Services, Inc.


                             EXPERTS

      The consolidated balance sheets as of December 31, 1995 and 1994 and the consolidated statements of income, retained earnings and paid-in capital, and cash flows and the related consolidated financial statement schedules for the two years in the period ended December 31, 1995, incorporated by reference in this prospectus, have been incorporated herein on reliance on the reports, which include emphasis paragraphs related to rate-related contingencies and legal proceedings and a 1995 change of accounting method for incremental nuclear plant outage maintenance costs by one of the Corporation's subsidiaries, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

       The financial statements as of December 31, 1993, incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports dated February 11, 1994, also incorporated by reference herein.

                           APPENDIX I

              (C)                (D)                 (E)                 (F)                 (G)

                           Threshold Price
                              and Waiver        Optional Cash
           Expected       Discount, if any,    Investments Must     Pricing Period       Investment
Cycle     Record Date       will be set by      be received by        Start Date            Date
  B           N/A             March 10, 1997      March 12, 1997      March 13, 1997      April 1, 1997

  B           N/A             April 10, 1997      April 14, 1997      April 15, 1997        May 1, 1997

  A         May 14, 1997         May 9, 1997        May 13, 1997        May 14, 1997       June 2, 1997

  B           N/A              June 10, 1997       June 12, 1997       June 13, 1997       July 1, 1997

  B           N/A              July 11, 1997       July 15, 1997       July 16, 1997     August 1, 1997

  A      August 13, 1997     August 11, 1997     August 13, 1997     August 14, 1997  September 2, 1997

  B           N/A         September 10, 1997  September 12, 1997   September 15,1997    October 1, 1997

  B           N/A           October 13, 1997    October 15, 1997    October 16, 1997   November 3, 1997

  A    November 12, 1997    November 7, 1997   November 11, 1997   November 12, 1997   December 1, 1997

  B           N/A          December 10, 1997   December 12, 1997   December 15, 1997    January 2, 1998

  B           N/A           January 12, 1998    January 14, 1998    January 15, 1998   February 2, 1998

  A    February 11, 1998    February 6, 1998   February 10, 1998   February 11, 1998      March 2, 1998

  B           N/A             March 11, 1998      March 13, 1998      March 16, 1998      April 1, 1998

  B           N/A             April 10, 1998      April 14, 1998      April 15, 1998        May 1, 1998

  A         May 13, 1998         May 8, 1998        May 12, 1998        May 13, 1998       June 1, 1998

  B           N/A              June 10, 1998       June 12, 1998       June 15, 1998       July 1, 1998

  B           N/A              July 13, 1998       July 15, 1998       July 16, 1998     August 3, 1998

  A     August 14, 1998      August 11, 1998     August 13, 1998     August 14, 1998  September 1, 1998

  B           N/A         September 10, 1998  September 14, 1998  September 15, 1998    October 1, 1998

  B           N/A           October 12, 1998    October 14, 1998    October 15, 1998   November 2, 1998

  A    November 12, 1998    November 9, 1998   November 11, 1998   November 12, 1998   December 1, 1998

  B           N/A          December 10, 1998   December 14, 1998   December 15, 1998    January 4, 1999

  B           N/A           January 11, 1999    January 13, 1999    January 14, 1999   February 1, 1999

  A    February 10, 1999    February 5, 1999    February 9, 1999   February 10, 1999      March 1, 1999

A.   Optional cash investments and reinvestment of dividends.
B.   Optional cash investments only.
C. The Record Date for dividend reinvestment months (indicated by the letter "A" in the Cycle column) will be established by the Board of Directors.
D. The Threshold Price and the Waiver Discount, if any, will be established three business days prior to the first day of the Pricing Period.
E. Optional cash investments are due by the close of business on the last business day immediately preceding the first day of the Pricing Period.
F. The Pricing Period will be the twelve consecutive Trading Days ending on the Trading Day immediately preceding the Investment Date.
G. The Investment Date will be the dividend payment date during a month in which a cash dividend is paid and in any other month will be the first calendar day of such month, provided, however, that if either the dividend payment date or such first calendar day falls on a date when the NYSE is closed, the Investment Date will be the next succeeding day on which the NYSE is open.


                   U. S. EQUITY MARKETS CLOSED

                       1997            1998             1999

New Years Day        January 1       January 1        January 1
Presidents Day      February 17     February 16      February 15
Good Friday          March 28        April 10
Memorial Day          May 26          May 25
Independence Day      July 4          July 4
Labor Day           September 1     September 7
Thanksgiving Day    November 27     November 26
Christmas Day       December 25     December 25

No  persons have been authorized to  give
any    information   or   to   make   any
representations    other    than    those       Entergy Corporation
contained   or   incorporated   in   this
Prospectus  and, if given or  made,  such
information or representations  must  not        ___________, 1997
be relied upon as having been authorized.           Common Stock
This  Prospectus does not  constitute  an        ($0.01 Par Value)
offer  to  sell or a solicitation  of  an
offer  to  buy any securities other  than
those to which it relates, or an offer or
solicitation   with  respect   to   those
securities to which it relates to any persons in any jurisdiction where such offer or solicitation would be unlawful.
The delivery of this Prospectus at any time does not imply that the information contained or incorporated herein at its date is correct as of any time subsequent to its date.

            TABLE OF CONTENTS

AVAILABLE INFORMATION                       3
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE                                 3
SUMMARY OF PLAN                             4        PROSPECTUS
DESCRIPTION OF THE PLAN                     6
  PURPOSE                                   6
  PARTICIPATION OPTIONS                     6
ADVANTAGES AND DISADVANTAGES                6
ADMINISTRATION                              7
  PARTICIPATION                             8  Dividend Reinvestment
  ENROLLMENT                                8    and Stock Purchase
  PURCHASES                                10           Plan
  CERTIFICATES                             14
  SALE OF SHARES                           14
  REPORTS                                  15
  WITHDRAWAL                               15
  TAXES                                    15
  OTHER PROVISIONS                         16
USE OF PROCEEDS                            17
INDEMNIFICATION UNDER THE SECURITIES ACT   17
COMMON STOCK DIVIDENDS
  AND PRICE RANGE                          17
PLAN OF DISTRIBUTION                       18
LEGAL MATTERS                              18
EXPERTS                                    18
APPENDIX I                                A-1

                             PART II

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. ESTIMATED

Securities and Exchange Commission                              $160,985
Printing expense -- Registration Statement and Prospectus          5,000
Transfer Agent and Registrar                                      32,000
Fees of New York Stock Exchange, Chicago Stock Exchange
     and Pacific Stock Exchange for listing                       10,000
Legal Fees                                                         7,500
Accountants' Fees                                                 18,000
Miscellaneous Fees and Expenses                                    5,000
                                                                --------
   Total                                                        $236,485
                                                                ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The General Corporation Law of the State of Delaware, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      The Certificate of Incorporation and the Bylaws of the Company provide in effect that the Company shall indemnify its directors, officers and employees to the extent permitted by The General Corporation Law of Delaware. In addition, the Company maintains a directors and officers policy.


ITEM 16.  EXHIBITS:

     *4.1      Certificate    of   Incorporation    of    Entergy
               Corporation  dated December 31, 1993  (Exhibit  A-
               1(a) to Rule 24 Certificate in 70-8059).
     *4.2      Bylaws of Entergy Corporation effective August 25,
               1992 and as presently in effect (Exhibit A-2(a) to
               Rule 24 Certificate in 70-8059).
     5         Opinion  of  Laurence  M.  Hamric,  Esq.,  General
               Attorney,   Corporate   &   Securities,    Entergy
               Services, Inc.
     23.(a)    Consent of Laurence M. Hamric, Esq. (contained  in
               Exhibit 5).
     23.(b)    Consent of Coopers & Lybrand L.L.P.
     23.(c)    Consent of Deloitte & Touche LLP.
     24        Powers  of  Attorney (see signature  page  of  the
               Registration Statement).

     *    Incorporated in reference.

ITEM 17.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i)   To   include  any  prospectus  required  by  section
       10(a)(3) of the Securities Act;

       (ii) To  reflect  in the prospectus any  facts  or  events arising  after  the  effective date  of  the  registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

   (2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, Louisiana, on the 19th day of February, 1997.


                              ENTERGY CORPORATION



                              By:    /s/ William J. Regan, Jr.
                                   William J. Regan, Jr.
                                   Vice President and Treasurer




                        POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each officer and/or director whose signature appears below constitutes and appoints William J. Regan, Jr., Vice President and Treasurer, Entergy Corporation, Laurence M. Hamric, Esq., General Attorney - Corporate and Securities, Entergy Services, Inc., and Ann G. Roy, Esq., Associate Counsel - Corporate and Securities, Entergy Services, Inc., his true and lawful attorney-in-fact and agent, for him, with full power of substitution and resubstitution, for him and in his name, place and stand, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all interests and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933,
this  registration  statement  has  been  signed  below  by   the
following persons in the capacities and on the 19th day of February, 1997.


         SIGNATURE                           TITLE

    /s/ Edwin Lupberger
      Edwin Lupberger                Chairman of the Board,
                                  Chief Executive Officer and
                                            Director
                                 (Principal Executive Officer)
   /s/ Gerald D. McInvale
     Gerald D. McInvale             Executive Vice President
                                    Chief Financial Officer
                                 (Principal Financial Officer)

       Louis E. Buck                   Vice President and
                                    Chief Accounting Officer
                                 (Principal Accounting Officer)

      W. Frank Blount                       Director


  /s/ John A. Cooper, Jr.
    John A. Cooper, Jr.                     Director


   /s/ Lucie J. Fjeldstad
     Lucie J. Fjeldstad                     Director


   /s/ Norman C. Francis
     Norman C. Francis                      Director



    /s/ Robert v.d. Luft
      Robert v.d. Luft                      Director



     Kinnaird R. McKee                      Director


    /s/ Paul W. Murrill
      Paul W. Murrill                       Director


    /s/ James R. Nichols
      James R. Nichols                      Director


     /s/ Eugene H. Owen
       Eugene H. Owen                       Director


  /s/ John N. Palmer, Sr.
    John N. Palmer, Sr.                     Director


     /s/ Robert D. Pugh
       Robert D. Pugh                       Director


  /s/ H. Duke Shackelford
    H. Duke Shackelford                     Director


   /s/ Wm. Clifford Smith
     Wm. Clifford Smith                     Director


 /s/ Bismark A. Steinhagen
   Bismark A. Steinhagen                    Director